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                                                                    EXHIBIT 10.1

                                                      DATED AS OF APRIL 30, 2001


YOUR COUNTERPARTY IN ANY TRANSACTION ENTERED PURSUANT TO THIS MASTER AGREEMENT IS SALOMON BROTHERS INTERNATIONAL LIMITED. SALOMON BROTHERS INTERNATIONAL LIMITED IS NOT REGISTERED AS A BROKER-DEALER UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                              AMENDED AND RESTATED
           ANNEX 1, SUPPLEMENTAL TERMS OR CONDITIONS TO GLOBAL MASTER
        REPURCHASE AGREEMENT, DATED AS OF MARCH 29, 2001, AMONG SALOMON
         SMITH BARNEY INC. AS AGENT FOR SALOMON BROTHERS INTERNATIONAL
                    LIMITED, NC RESIDUAL II CORPORATION AND
                        NEW CENTURY MORTGAGE CORPORATION

                                    RECITALS

     A. Buyer, Seller and Guarantor entered into that certain Global Master Repurchase Agreement, dated as of March 29, 2001, as supplemented by that certain Annex 1, Additional Supplemental Terms or Conditions to Global Master Repurchase Agreement, dated as of March 29, 2001 (the "Original Agreement").

     B. These are Amended and Restated Additional Supplemental Terms or Conditions (the "Additional Supplemental Terms") to Global Master Repurchase Agreement, dated as of March 29, 2001, among Buyer, Seller and Guarantor (the "Repurchase Agreement"), and the parties hereto desire to amend and restate the Original Agreement and modify the terms and conditions of the Repurchase Agreement and the terms under which the parties hereto may, from time to time, enter into Transactions (the Repurchase Agreement, together with the Annexes thereto and these Additional Supplement Terms and the exhibits and schedules hereto, the "Agreement"). The provisions of these Additional Supplemental Terms shall supersede the terms in the Repurchase Agreement to the extent they are in conflict. The Agreement shall be read, taken and construed as one and the same instrument. Capitalized terms used in these Additional Supplemental Terms and not otherwise defined herein shall have the meanings set forth in the Repurchase Agreement.

1.   The following elections shall apply:

     (a) Paragraph 1(d). Salomon Smith Barney Inc. shall act as agent for Salomon Brothers International Limited.

     (b)  Paragraph 2 (d). The Base Currency shall be: US Dollars.

     (c) Paragraph 2 (1). Salomon Brothers International Limited's Designated Offices shall be: Victoria Plaza, 111 Buckingham Palace Road, London, SW1W OSB.

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          NC Residual II Corporation's Designated Offices shall be: 18400 Von
          Karman, Suite 1000, Irvine, California 92612

     (d) Paragraph 6(j) terms shall apply and, for purposes of paragraph 6(j), all of the events specified in paragraph 10(a) shall apply.

     (e)  Paragraph 10(a)(ii) terms shall apply.


     (f)  Paragraph 14. For purposes of paragraph 14 of this Agreement --


          (i)  Address for notices and other communications for the Buyer

               Address: 390 Greenwich Street, 4th Floor, New York,
                        New York 10013
               Attention: Mortgage Finance
               Telephone: (212) 723-6375
               Facsimile: (212) 723-8604
               Telex:
               Answerback:
               Other: matthew.r.bollo@ssmb.com

          (ii) Address for notices and other communications for the Seller --

               Address: 18400 Von Karman, Suite 1000, Irvine, California 92612
               Attention: Patrick Flanagan
               Telephone: (949) 225-7843
               Facsimile: (949) 440-7033
               Telex:
               Answerback:
               Other: pflanaga@ncen.com

     (g) All other elections shall be made by the Parties prior to a particular Transaction or pursuant to a separate agreement.

2.   The following Supplemental Terms and Conditions shall apply:

     (a)  Paragraph 4 is hereby deleted in its entirety.

     (b) With effect from the date of execution of the Agreement, paragraphs 8 (Substitution) and 10 (Events of Default) of the Agreement shall apply to all repurchase transactions and buy/sell back transactions into which the Parties have entered before that date and which are outstanding at that date in substitution for any corresponding provisions in any previous master agreement between the Parties governing such transactions.

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     (c)  ADDITIONAL DEFINITIONS.

          (i) Notwithstanding the definition in Paragraph 1(a) of the Agreement, "Securities" shall mean certain non-investment grade rated and unrated securities acceptable to the Buyer in its sole discretion and generated from the securitization of mortgage loans underwritten by Buyer.

          (ii) Notwithstanding the definition set forth in Paragraph 2(oo) of the Agreement, "REPURCHASE DATE" shall mean the calendar day of each month (or the next succeeding business day thereto) as determined by the Buyer and the Seller on or prior to the initial purchase date.

          (iii) Notwithstanding the definition set forth in Paragraph 2(w) of the Agreement, "INCOME" shall mean, with respect to any Purchased Security, any principal thereof and all interest, dividends or other distributions thereon.

          (iv) "ADJUSTED LEVERAGE RATIO" shall mean on any date of determination, the ratio of (a) Total Liabilities to (b) Adjusted Tangible Net Worth.

          (v) "ADJUSTED TANGIBLE NET WORTH": on any date of determination, the Tangible Net Worth of NCFC minus 25% of the amount by which the book value of Junior Securitization Interests included in calculating Tangible Net Worth exceeds Indebtedness of the type described in paragraph 2(s) of this Annex.

          (vi) "AFFILIATE" shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, whether through the ownership of voting securities, by contract or otherwise.

          (vii) "BORROWING BASE" shall have the meaning assigned to it in the Underlying Credit Agreement.


          (viii) "BUYER" shall mean Salomon Smith Barney as agent for Salomon Brothers International Limited.

          (ix) "DAILY LEVERAGE RATIO" shall mean as of any date of determination, the ratio of (a) Total Liabilities of NCFC and its Subsidiaries on such date to (b) Tangible Net Worth of NCFC and its Subsidiaries as of the last day of the most recently completed month.

          (x) "GAAP" shall mean generally accepted accounting principles in the United States set forth in the opinions and


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                    pronouncements of the Accounting Principles Board of the
                    American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

          (xi)      "GREENWICH" shall mean Greenwich Capital Financial Products,
                    Inc.

          (xii) "GUARANTEE" shall have the meaning assigned to it in the Underlying Credit Agreement.

          (xiii)    "GUARANTOR" shall mean New Century Mortgage Corporation.
                    (xiv) "Guarantor Securitization Transaction" shall mean an issuance of Mortgage-backed Securities by either Seller or Guarantor, or by SBRC, Paine Webber, or Greenwich or an Affiliate of any of them on behalf of either Borrower, through a trust or other entity created by either Seller or Guarantor, SBRC, Paine Webber or Greenwich, which Mortgage-backed Securities are either secured (in whole or in part) by Mortgage Loans originated or acquired by Seller or Guarantor or evidence the entire beneficial ownership interest therein, and in connection with which one or more Junior Securitization Interests are issued to Seller or Guarantor or an Affiliate of Seller or Guarantor.

          (xv) "GUARANTY" shall mean that certain guaranty, dated March 29, 2001, between Guarantor and Salomon Smith Barney Inc. as agent for Salomon Brothers International Limited.

          (xvi) "INDEBTEDNESS" shall mean with respect to any Person at any time, without duplication, all obligations of such Person which, in accordance with GAAP, consistently applied, should be classified as liabilities on an unconsolidated balance sheet of such Person, but in any event shall include: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, but excluding accrued expenses and trade payables incurred and paid in the ordinary course of business, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all capitalized lease obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, (i) all obligations of any partnership or joint venture as to which such Person is or may


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                    become personally liable, and (j) all Guarantees by such
                    Person of Indebtedness of others.

          (xvii) "INITIAL PURCHASE DATE" shall mean the date of the Initial Purchase.

          (xviii) "INITIAL PURCHASE PRICE" shall mean the price paid in connection with the one time initial purchase of the securities.

          (xix) "JUNIOR SECURITIZATION INTERESTS" shall mean a Mortgage-backed Security created in a Guarantor Securitization Transaction that represents a subordinated right to receive principal or interest payments on the underlying Mortgage Loans (whether or not such subordination arises only under particular circumstances).

          (xx) "LENDER AGENT" shall have the meaning assigned to it in paragraph (s) of this Annex.

          (xxi) "LENDERS" shall have the meaning assigned to it in paragraph 2(s) of this Annex.

          (xxii) "LEVERAGE RATIO" shall mean on any date of determination, the ratio of (a) Total Liabilities to (b) Tangible Net Worth.

          (xxiii) "LIEN" shall mean any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument, in, of, or on any of the assets or properties, now owned or hereafter acquired, of any Person, whether arising by agreement or operation of law.

          (xxiv) "MORTGAGE" shall have the meaning assigned to it in the Underlying Credit Agreement.

          (xxv) "MORTGAGED-BACKED SECURITY" shall mean a security (including, without limitation, a participation certificate) that is an interest in a pool of Mortgage Loans or is secured by such an interest.

          (xxvi) "MORTGAGE LOAN" shall have the meaning assigned to it in the Underlying Credit Agreement.

          (xxvii) "MORTGAGE NOTE" shall have the meaning assigned to it in the Underlying Credit Agreement.

          (xxviii) "NCFC" shall mean New Century Financial Corporation, a Delaware corporation.


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          (xxix)    "OBLIGATIONS" shall have the meaning assigned to it in the
                    Underlying Credit Agreement.

          (xxx)     "PAINE WEBBER" shall mean Paine Webber Real Estate
                    Securities Inc.

          (xxxi)    "PARTIES" shall mean Buyer and Seller.

          (xxxii) "PERSON" shall mean any natural person, corporation, partnership, joint venture, firm, association, limited liability company, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

          (xxxiii) "PRICING MARGIN", unless otherwise set forth in the related Confirmation, shall equal 1.65% per annum for all Purchased Securities.

          (xxxiv) Unless otherwise set forth in the related Confirmation, "PRICING RATE" shall mean one month LIBOR, plus the applicable Pricing Margin; provided that upon the occurrence of an Event of Default, the Pricing Rate shall equal the Pricing Rate as set forth herein (or in the related Confirmation) plus 2.00% per annum.

          (xxxv) "QUARTERLY AVERAGE LEVERAGE RATIO" shall mean for each three-month period ending on March 31, June 30, September 30 or December 31 of any year during the term of this Agreement, the ratio of (a) the average daily amount of Total Liabilities of NCFC and it Subsidiaries outstanding during such three-month period to (b) the average of the Tangible Net Worth of NCFC and its Subsidiaries at the end of each month during such three-month period.

          (xxxvi) "REO SUB" shall mean New Century REO Corp., a California corporation.

          (xxxvii) "REQUIRED LENDERS" shall have the meaning assigned to it in the Underlying Credit Agreement.

          (xxxviii) "SALOMON REO AGREEMENT" shall mean a Master Loan and
                    Security Agreement dated as of April 1, 2000 by and among the Guarantor, NC Capital Corporation and SBRC, as the same may be amended, supplemented, restated or otherwise modified in accordance with this Agreement and in effect from time to time.

          (xxxix) "SBRC" shall mean Salomon Brothers Realty Corp., a New York corporation.

          (xl)      "SELLER" shall mean NC Residual II.

          (xli) "SERVICER" shall mean Ocwen Federal Bank FSB or its successors or assigns.


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          (xlii)    "SIGNING DATE" shall have the meaning assigned to it in the
                    Underlying Credit Agreement.

          (xliii) "SUBORDINATED DEBT" shall mean any indebtedness of the Seller, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent that the Required Lenders have approved in writing prior to the creation of such Indebtedness.

          (xliv) "TANGIBLE NET WORTH" shall mean, as of any date of determination, the consolidated Net Worth of the Guarantor or NCFC, as applicable, and its respective Subsidiaries, less the consolidated book value of all assets of the Guarantor or NCFC, as applicable, and its respective Subsidiaries (to the extent reflected as an asset in the balance sheet of the Guarantor or NCFC, as applicable, or any such Subsidiary at such date) which are treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that Junior Securitization Interests shall not be treated as intangibles for purposes of this definition.

          (xlv) "TOTAL LIABILITIES" shall mean at any time of determination, the amount, on a consolidated basis, of the liabilities of the Guarantor or NCFC, as applicable, and its respective Subsidiaries, determined in accordance with GAAP, minus subordinated debt.

          (xlvi) "UNDERLYING CREDIT AGREEMENT" shall have the meaning assigned to it in paragraph 2(s) of this Annex.

     (d) EVENTS OF DEFAULT. The term "EVENT OF DEFAULT" shall, in addition to the definition set forth in the Agreement, include the following events:

          (i) Seller shall default under, or fail to perform as requested under, or shall otherwise breach the material terms of any instrument, agreement or contract relating to indebtedness (including repurchase agreements), and such default, failure or breach shall entitle any counterparty to declare such indebtedness to be due and payable prior to the maturity thereof and the aggregate amount of such potentially accelerated indebtedness shall equal at least $5,000,000 or such lesser amount included in the cross acceleration provisions of any other material instrument, agreement or contract relating to indebtedness (including repurchase agreements);

          (ii) Seller or Guarantor shall default under, or fail to perform as requested under, or shall otherwise breach the material terms of any instrument, agreement or contract


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               relating to indebtedness (including repurchase agreements)
               between Seller or its affiliates, on the one hand, and Buyer or its affiliates on the other;

          (iii) in the good faith judgment of Buyer any material adverse change shall have occurred with respect to Seller, Guarantor or Seller and Seller's subsidiaries taken as a whole; or

          (iv) the Tangible Net Worth of Guarantor is less than $40,000,000.

     (e) REMEDIES/SET-OFF. After the occurrence and during the continuation of an Event of Default, in addition to its rights pursuant to the Agreement, Buyer shall have the right to proceed against any of Seller's or the Guarantor's assets which may be in the possession of Buyer, any of Buyer's Affiliates or its designee, including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller or Guarantor to Buyer pursuant to the Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Securities, any other collateral or its proceeds and all other sums or obligations owed by Buyer to Seller under the Agreement against all of Seller's or Guarantor's obligations to Buyer, whether under the Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer's right to recover any deficiency.

     (f) EXPENSES. Seller agrees to pay on demand (i) all out-of-pocket costs and expenses of Buyer in connection with the preparation, negotiation, execution, delivery, modification and amendment of this Agreement (including, without limitation, the fees and expenses of counsel for Buyer with respect thereto), (ii) Buyer's actual and reasonable due diligence expenses (not to exceed $10,000 per quarter), (iii) Buyer's custodial fees and expense, and (iv) all costs and expenses of Buyer in connection with the enforcement of this Agreement, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the fees and expenses of counsel for Buyer) whether or not the transactions contemplated hereby are consummated.

     (g) COMMITMENT FEE. The Seller agrees to pay to the Buyer, a commitment fee equal to 2% of the Initial Purchase Price (the "COMMITMENT FEE"). The Commitment Fee shall be earned and owing on the Initial Purchase Date and shall be payable in three equal installments due on (i) the Initial Purchase Date, (ii) the 30 day anniversary of the initial Payment Date (or the next succeeding business day thereto if such date is not a business day), and (iii) the 60 day anniversary of the initial Payment Date (or the next succeeding business day thereto if such date is not a business day). The Commitment Fee shall be paid in dollars, in immediately available funds, in accordance with the Buyer's instructions. At the option of the Buyer, any installment due may be netted out of any Purchase Price to be paid to the Seller.


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     (h)  INTENT/SECURITY INTEREST. Seller and Buyer intend that the
          Transactions hereunder be sales to Buyer of the Purchased Securities and not loans from Buyer to Seller secured by the Purchased Securities. However, in order to preserve Buyer's rights under the Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller's performance of all of its obligations hereunder, Seller hereby grants Buyer a fully perfected first priority security interest in the Purchased Securities, the records, and all related property, insurance, Income, accounts (including any interest of Seller in escrow accounts) and any other contract rights, payments, rights to payment (including payments of interest or finance charges) general intangibles and other assets relating to the Purchased Securities (including, without limitation, any other accounts) or any interest in the Purchased Securities and any proceeds and distributions with respect to any of the foregoing and any other property, rights, titles or interests as are specified on a Transaction Notice.

     (i) COVENANTS. In addition to all other obligations of the Seller and Guarantor pursuant to the Agreement, the Seller and Guarantor hereby covenants with the Buyer as follows:

          (i) The Seller and Guarantor will cause the Servicer to provide monthly performance reporting to the Buyer, in form acceptable to the Buyer.

          (ii) Seller will provide monthly compliance certificates to the Buyer substantially in the form currently provided to U.S. Bank National Association under the Underlying Credit Agreement.

         (iii) If an Event of Default has occurred and is occurring, the Seller and Guarantor shall not pay any dividends or distributions with respect to any capital stock or other equity interests in Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

          (iv) Without the prior written consent of the Buyer, there shall not occur any change of executive management of the Seller or the Guarantor.

          (v)  FINANCIAL COVENANTS

               (A) TANGIBLE NET WORTH. Guarantor will at all times during each fiscal year maintain Tangible Net Worth of not less than (a) the greater of (i) $85,000,000 or (ii) eighty-five percent (85%) of the Tangible Net Worth at the end of its most recently completed fiscal year (or, in the case of the Tangible Net Worth at the end of any fiscal year, its prior fiscal year) plus (b) ninety percent (90%) of capital contributions made during such fiscal year plus (c) fifty percent (50%) of positive year-to-date net income. NCFC will at all times during each fiscal year maintain Tangible Net


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                    Worth of not less than (a) the greater of (i) $130,000,000 or (ii) eighty-five percent (85%) of the Tangible Net Worth at the end of its most recently completed fiscal year (or, in the case of Tangible Net Worth at the end of any fiscal year, its prior fiscal year) plus (b) ninety percent (90%) of capital contributions made during such fiscal year plus
                    (c) fifty percent (50%) of positive year-to-date net income. The Seller will at all times during each fiscal year maintain Tangible Net Worth of not less than $1.00.

               (B)  MINIMUM LIQUIDITY. The Guarantor will not permit the sum of
                    (a) cash and cash equivalents plus (b) the lesser of the Borrowing Base (as defined in the Underlying Credit Agreement) and the sum of the Commitment Amounts (as defined in the Underlying Credit Agreement) minus, in either case, the outstanding principal balance of all outstanding loans under the Underlying Credit Agreement as of the end of each month to be less than $10,000,000.

               (C) LEVERAGE RATIO. The Guarantor will not permit the Leverage Ratio of the Guarantor to be greater than 8.0 to 1.0 as of the last day of each fiscal quarter of the Seller. NCFC will not permit (i) the Quarterly Average Leverage Ratio for any period of measurement to be greater than 10.0 to 1.0, (ii) the Daily Leverage Ratio on any date to be greater than 15.0 to 1.0, or (iii) the Adjusted Leverage Ratio as of the last day of each fiscal quarter to be greater than 12.0 to 1.0.

     (j) ROLLOVER TRANSACTIONS. Provided that all conditions in the Agreement have been satisfied, including the requirements set forth in this Paragraph 2(j), each Purchased Security that is repurchased by Seller on the applicable Repurchase Date shall automatically become subject to a new Transaction and the Repurchase Date for such new Transaction shall be the immediately subsequent Repurchase Date, provided that if the Repurchase Date so determined is later than the Termination Date, the Repurchase Date for such Transaction shall automatically reset to the Termination Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date; PROVIDED, THAT, the Repurchase Price paid by the Seller on each Repurchase Date, shall be sufficient so that the purchase price of the new Transaction entered into on such Repurchase Date shall equal an amount which is at least $2,000,000 less than the Purchase Price from the immediately preceding Purchase Date; PROVIDED FURTHER, THAT, the Repurchase Price paid by the Seller on each Repurchase Date occurring in every third month following the initial Purchase Date, shall be sufficient so that the Purchase Price of the new Transaction entered into on such Repurchase Date shall equal an amount which is at least $9,000,000 less than the Purchase Price from the Purchase Date occurring three months prior. In the event that the Seller repurchases the Certificates prior to any Repurchase Date, the Seller shall not be required to pay any breakage fees with respect to any such early repurchase.


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

     (k) CONDITIONS PRECEDENT. (A) The following conditions shall apply to the initial purchase:

          The Seller shall cause each of following conditions to occur:

          (i)  the execution of the Guaranty by the Guarantor.

          (ii) U.S. Bank National Association shall have extended the maturity of its subordinated debt of NCFC to at least December 31, 2003.

         (iii) Guarantor shall have closed the sale of its mortgage servicing rights to the Servicer.

          (iv) The Buyer shall have received an opinion of counsel in form and substance satisfactory to Buyer and its counsel.

          (v) The Buyer shall have received all fees and expenses payable to Buyer (including the first installment of the Commitment Fee).

          (vi) The representations and warranties contained in the Agreement shall be true and correct and all covenants shall be complied with.

               (B) Prior to entering into each Transaction (including the Initial Purchase) pursuant to the Agreement, the following conditions shall apply:

          (i) No default or Event of Default shall have occurred or be continuing.

          (ii) All representations and warranties shall be true and correct and all covenants shall be complied with.

         (iii) Seller shall:

               (A) provide all documents necessary (including but not limited to, bond powers, transferor certificates and opinions of counsel) to register the Purchased Securities in the name of the Buyer; and

               (B) deliver an instruction letter to the related trustees instructing that all payments be remitted to Buyer with respect to the Purchased Securities.

     (l) INCOME PAYMENTS. Notwithstanding the provisions set forth in Paragraph 5(i) of the Agreement, any Income received by the Buyer shall be applied as follows:

          (i)  first to reduce the amount of any unpaid expenses owed the Buyer;


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          (ii) second to reduce the amount of any accrued and unpaid Price
               Differential; and

          (iii) third to reduce the remaining amount to be transferred to the Buyer by the Seller upon termination of such transaction.

          Buyer and Seller hereby acknowledge and agree that all Income shall be property of the Buyer and in the event that any Income is received by the Seller (i) the Seller shall hold such Income separate and apart from the assets of the Seller, in trust for the Buyer, and (ii) the Seller shall immediately remit such Income to the Buyer.

     (m) TERMINATION DATE. Notwithstanding the provisions set forth in Paragraph 16(c) of the Agreement, the Agreement shall terminate on the earlier of (i) December 31, 2002, or (ii) at the non-defaulting party's option upon the occurrence of an Event of Default caused by the other party hereto.

     (n) Each party to this agreement (such party, "Party X") agrees that, upon the insolvency of Party X or any of its affiliates or the default of Party X or any of its affiliates under any transaction with the other party hereto or any of such other party's affiliates (such other party or any of its affiliates, a "Non-Defaulting Party"), each Non-Defaulting Party may, without prior notice to Party X: (a) liquidate any transaction between Party X and any Non-Defaulting Party (which liquidation may include the conversion of amounts denominated in multiple currencies into a single currency if deemed necessary or desirable by the Non-Defaulting Party), (b) reduce any amounts due and owing to Party X under any transaction between Party X and any Non-Defaulting Party by setting off against such amounts due and owing to a Non-Defaulting Party by Party X, and (c) treat all security for, and all amounts due and owing to Party X under any transaction between Party X and any Non-Defaulting Party as security for all transactions between Party X and any Non-Defaulting Party; provided, however, that the exercise of the remedies described in clauses (a), (b) and (c) above (or in any other similar provision in any agreement between the parties) shall be deemed to occur immediately subsequent to, but independent of, the exercise of any netting, liquidation, set-off or other similar provision contained in any master agreement between the parties; provided further that each provision and agreement hereof shall be treated as independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

          For purposes of the foregoing, the term "affiliate" shall not include any entity that controls or is under common control with Salomon Smith Barney Holdings Inc., but in any event such term shall include Salomon Smith Barney Holdings Inc. and any entity controlled by it.


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


          Clauses (a), (b) and (c) of this paragraph 2(n) shall be deemed not to include any references to the affiliates of the Non-Defaulting Party and Party X to the extent that their inclusion would prejudice the enforceability of this paragraph 2(n).

     (o) In the event that the Parties enter into a hold in custody repo Transaction hereunder in which Salomon Brothers International Limited acts as the Seller, segregation of the Securities the subject of such repo Transaction shall take place by movement of such Securities from Salomon Brothers International Limited's firm account within the relevant settlement system to its customer account within such relevant settlement system. The Buyer hereby consents to such segregation arrangements.

     (p) Paragraph 8 of the Agreement shall be amended by adding at the end of the paragraph the following paragraphs (e), (f) and (g):

          (e) In the case of any transaction for which the Repurchase Date is not the Business Day immediately following the Purchase Date and with respect to which Seller does not have any existing right to vary the Transaction, Seller shall have the right (subject to the proviso to this sub-paragraph) by notice to Buyer (such notice to be given at or prior to 12 pm (London time) on that Business Day) to vary that Transaction in accordance with sub-paragraphs (a) and (b) above, provided however that Buyer may elect by close of business on the Business Day notice is received (or by close of business on the next Business Day if notice is received after 12 pm (London time) on that day) not to vary that Transaction. If Buyer elects not to vary the Transaction, Seller shall have the right by notice to Buyer to terminate the Transaction on the Business Day specified in that notice, such Business Day (unless the parties otherwise agree) not to be later than two Business Days after the date of the notice.

          (f) If Seller exercises its right to vary the Transaction or to terminate the Transaction under sub-paragraph (e) above, notwithstanding paragraph 10(h), Seller shall be required to pay to Buyer by close of business on the Business Day of such variation or termination an amount equal to:

          (i) Buyer's actual cost (including all fees, expenses and commissions) of (aa) entering into replacement transactions; (bb) entering into or terminating hedge transactions; and (cc) terminating or varying transactions with third parties in connection with or as a result of such variation or termination, and

          (ii) to the extent that Buyer party does not enter into replacement transactions, the loss incurred by Buyer directly arising or resulting from such variation or termination, in each case as determined and calculated in good faith by Buyer.


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


          (g) Where one party (the "Requesting Party") has requested the other party to transfer Equivalent Margin Securities to it in exchange for the transfer to the other party of new Margin Securities in accordance with paragraph 8(d) but the other party does not agree to the request if the Requesting Party so elects by written notice specifying the Equivalent Margin. Securities to be transferred and the Business Day on which those Equivalent Margin Securities are to be transferred (such Business Day (unless the parties otherwise agree) not to be later than two Business Days after the date of the notice) the other party shall, unless otherwise agreed, transfer those Equivalent Margin Securities to the Requesting Party in exchange for the transfer to the other party of Cash Margin of an amount equal to the Market Value of the Equivalent Margin Securities so transferred.

     (q) If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 ("ERISA") are intended to be used by either party hereto (the "Plan Party") in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required to so proceed.

     (r) Seller shall maintain hedging amounts reasonably acceptable to the Buyer with respect to the Securities and shall pledge such hedge amounts to the buyer on the related Purchase Date.

     (s) INDEBTEDNESS. The Guarantor and NCFC will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (i) any Obligations pursuant to the Fourth Amended and Restated Credit Agreement, dated as of May 26, 1999, among the Guarantor, the lenders from time to time party thereto (the "Lenders"), and U.S. Bank National Association, as agent for the Lenders (the "Lender Agent"); as amended by the First Amendment to the Fourth Amended and Restated Credit Agreement, dated as of August 31, 1999, among the Guarantor, the Lenders, and the Lender Agent; as amended by the Second Amendment to the Fourth Amended and Restated Credit Agreement, dated as of October 14, 1999, among the Guarantor, the Lenders, and the Lender Agent; as amended by the Third Amendment to the Fourth Amended and Restated Credit Agreement, dated as of May 24, 2000, between the Guarantor, the Lenders, and the Lender Agent; and as further amended by the Fourth Amendment to the Fourth Amended and Restated Credit Agreement, dated as of June 29, 2000, among the Guarantor, NC Capital Corporation, the Lenders, and the Lender Agent (collectively, the "Underlying Credit Agreement").


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


          (ii) current liabilities not more than 90 days overdue, unless contested in good faith by appropriate proceedings and any reserves required by GAAP have been established, incurred by NCFC, the Guarantor or NC Residual II Corporation in the ordinary course of business otherwise than for money borrowed;

         (iii) Indebtedness incurred to finance the purchase of equipment and secured solely by Liens on such equipment, in an aggregate amount not to exceed $10,000,000;

          (iv) Indebtedness incurred to finance Junior Securitization Interests which Indebtedness is secured only by such Junior Securitization Interests, provided, such Indebtedness does not exceed 65% of the value of such Junior Securitization Interests determined in accordance with GAAP;

          (v) intercompany Indebtedness of NCFC to the Guarantor or NC Residual II Corporation in an aggregate amount not to exceed $1,000,000;

          (vi) intercompany Indebtedness of the Guarantor or NC Residual II Corporation to NCFC incurred in the ordinary course of business;

         (vii) obligations under gestation repurchase agreements or similar arrangements of the type described in paragraph 2(t)(vi) of this Annex;

        (viii) Subordinated Debt;

          (ix) Indebtedness incurred by the Guarantor in connection with the Salomon REO Agreement; and

          (x) intercompany Indebtedness between the Guarantor and the Seller incurred in the ordinary course of business.

     (t) LIENS. The Guarantor and NCFC will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien with respect to any property now owned or hereafter acquired by NCFC, the Guarantor or the Seller, or any income or profits therefrom, except:

          (i) the security interests granted to the Lender Agent for the benefit of the Lenders pursuant to the Underlying Credit Agreement;

          (ii) Liens in connection with deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of NCFC or the Guarantor;

         (iii) Liens for taxes, fees, assessments and governmental charges not delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

          (iv) encumbrances consisting of zoning regulations, easements, rights of way, survey exceptions and other similar restrictions on the use of real property and minor irregularities in title thereto which do not materially impair their use in the operation of its business;

          (v) Liens on equipment arising under any capitalized lease obligation or other purchase money Liens on equipment acquired after the Signing Date to secure Indebtedness permitted pursuant to paragraph 2(s)(iii);

          (vi) Liens incurred in connection with gestation repurchase agreements or similar arrangements, including, without limitation, (i) arrangements under which NCFC or its Subsidiaries are required to repurchase Mortgage-backed Securities or Mortgage Loans from any Lender or other counterparty reasonably satisfactory to the Lender Agent, or (ii) credit facilities structured as loan and security agreements; provided, that (x) such gestation repurchase agreements or similar arrangements are not used to fund wet Mortgage Loans, and (y) such gestation repurchase agreements or similar arrangements are entered into in the ordinary course of business in contemplation of the subsequent non-recourse sale of such Mortgage-backed Securities or Mortgage Loans;

         (vii) Liens arising out of any agreements or other arrangements (including, without limitation, interest rate swap agreements, interest rate cap agreements and forward sale agreements) entered into to protect Guarantor against changes in interest rates or in the value of any assets of the Guarantor;

        (viii) Liens on Junior Securitization Interests which secure Indebtedness permitted by paragraph 2(s)(iv);

          (ix) a pledge of the stock of REO Sub to SBRC pursuant to the Salomon REO Agreement; and

          (x) a pledge of the stock of NC Residual II Corporation to Financial Securities Assurance Corporation.

     IN WITNESS WHEREOF, the Buyer, the Seller and the Guarantor have caused their names to be duly signed hereto by their respective officers thereunto duly authorized, all as of the date first above written.


SALOMON SMITH BARNEY INC. AS AGENT FOR
SALOMON BROTHERS INTERNATIONAL LIMITED

By:
   ------------------------------------
Authorized Signatory
Title:



NC RESIDUAL II CORPORATION

By: /s/ PATRICK FLANAGAN
    --------------------------------------
    Authorized Signatory: Patrick Flanagan
    Title: President



ACCEPTED AND ACKNOWLEDGED

NEW CENTURY MORTGAGE CORPORATION

By: /s/ PATRICK FLANAGAN
    ---------------------------------------
    Authorized Signatory: Patrick Flanagan
    Title: Executive Vice President



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